Exhibit 99.1

Franklin Financial Services Corporation

2014 Annual Meeting Speech

April 29, 2014

G. Warren Elliott, Chairman of the Board

It's a Wonderful Life. Remember the movie? It’s my favorite of all time. The small community banker portrayed by Jimmy Stewart up against the big mega bank of old man Potter. Take a look:

Video plays; https://www.youtube.com/watch?v=O4ne13Zft9Q

“Sentimental hogwash”?

Not to me, and I doubt to you.

Old man Potter had more money and more resources than anyone else, and as a result could offer “better deals”- but were they really better, and at what real price?

Loss of local control?  Less personal service?  A contribution to the “it's all about the money and only the money” philosophy?

I would suggest to you that things have not changed that much in the last 80 years.  It just plays itself out a little differently.  Consider for a moment that 2% of the banks in this nation control 88% of all banking activity.  That equates to exactly 82 Mega Banks.  On the other hand, the remaining 5500 community banks (or 98%  of banks) are involved with just 12 percent of the nation’s banking activity.

That doesn't leave the community banks with a lot of business does it?  But just like Jimmy Stewart  said I would suggest that we need this institution if only to have some place that people can come without crawling to Potter (or in this case the Mega Banks)

You in this audience are the owners here. I challenged you last year to help us grow the bank, and many of you responded.

Our bank is doing better.  So is our share price.  Since I first met with you three years ago our stock price has risen from $12 to over $18 a share, an increase of almost 50%, all while paying an average annual dividend of between four and five percent.

We have good momentum.  In order to sustain it we need loan growth. And not just any loan growth, but quality loan growth.

Many in our community have suggested that we are a conservative bank, and I would agree with that.  Further, it has been observed that as a result at times we don’t soar as high as some other institutions during good times, and we don't fall as far as others during bad times.  For the most part I would agree with this as well.

But we need to soar, or grow, more than we have been. That's my challenge to all of you here and those of you that as shareholders will read this later online.

Recognize that F&M Trust offers services and products of a higher caliber than other institutions, and don't settle on a quick rate based decision when you are financing.

Make no mistake about it, we are and will be competitive. In fact, we are committed to being more competitive today in our rate structure and product lines than ever before. In addition, our technology is cutting edge. Our security is unequalled.

But we still find folks, including shareholders, that are enticed by the teaser loans from big banks in order to apparently save a few points. Again, I would ask you at what real cost?

So that a computer and not a real person can answer your phone?  So that you are one more anonymous cog in their volume based strategy? So that when you have a problem some faceless person in some building, perhaps in some other state, and at times in some other country can try to communicate with you to understand your issue?

At what real price? Think long and hard about this and ask yourself, your friends, your business associates, if a few percentage points is worth succumbing to the Potters of this world.

I’d like all of our directors and all of our staff to please stand up. Look at these folks. You know them. You trust them. Talk to them.

We are in the middle of the most extensive visioning process this bank has ever undertaken. We are committed to our future. We are committed to our independence. And we believe that this town needs this local community based institution to meet the financial needs of the people in our service area.  We hope that you agree.

Thank you